AMENDMENT TO OFFICE LEASE (3)

This Amendment to Office Lease is made as of June 30, 1985 between The Platt Corporation (hereinafter referred to as "Landlord") and Dynamics Technology, Inc. (hereinafter referred to as "Tenant").

WHEREAS, Landlord and Tenant entered into an office lease dated as of April 4, 1984 for the premises described therein as the demised premises located in the building commonly known as 21311 Hawthorne Boulevard (Building R) in the City of Torrance, State of California, and

WHEREAS, Landlord and Tenant desire hereby to amend said office lease by adding the provisions hereafter described.

NOW, THEREFORE, the parties agree to amend said office lease by adding the following paragraph thereto:

"42. Offset Statement. Tenant shall at any time and from time to time upon not less than ten (10) days' prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing: (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this

Lease as so modified, is in full force and effect, and the date to which the rental and other charges are paid in advance, if any, and (b) acknowledging that there are not to Tenant's knowledge any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any are claimed. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the demised Premises are a part."

IN WITNESS WHEREOF, the parties have executed this Amendment to Office Lease the day and date first above written.

THE PLATT CORPORATION

BY ______________________ (Landlord)

DYNAMICS TECHNOLOGY, INC.

BY ______________________ (Tenant)

SETTLEMENT AND RELEASE AGREEMENT

THIS AGREEMENT, for reference purposes dated JUNE 20, 1985, is made by and between the following parties: THE PLATT CORPORATION (hereinafter "Landlord"), and DYNAMICS TECHNOLOGY, INC., (hereinafter "Tenant").

This agreement is made with reference to the following facts:

A. In or about April, 1984, Landlord and Tenant entered into an agreement entitled "Office Lease" dated April 4, 1984 (hereinafter referred to as "Lease"), and an agreement entitled "Memorandum of Understanding" dated April 4, 1984 (hereinafter referred to as "Memorandum").

B. Under the terms and conditions set forth in the Memorandum, Landlord was entitled to receive on January 1, 1985 $166,500 as rent under the Lease for the period January 1, 1985 through June 30, 1985. Tenant tendered a lesser sum ($54,389.06) on or about January 8, 1985, claiming the right to offset from said rent due January 1, 1985 the sum of $112,110.94. Said claim for offset was a compilation of the following alleged claims of Tenant under the Lease:

i.	Tumanjan rental, June 1, 1984 through September 16, 1984, under paragraph 2 of Memorandum	$53,222.99

ii.	Telephone system reimbursement under paragraph 3 (e) of Lease	25,000.00
iii.	Moving reimbursement under paragraph 3 (k) of Lease	10,000.00
iv.	Rent abatement - July 1, 1984 through July 5, 1984 under paragraph 3 (g) of Lease	4,625.00
v.	Penalty clause, June 29, 1984 through July 5, 1984 under paragraph 3 (g) of Lease	12,950.00
vi.	Security work paid for by Tenant under paragraph 3 (k) of Lease	5,040.35
vii.	Interest on various of the above items under the general law	1,272.60
	TOTAL	$112,110.94

C. Landlord refused to accept the aforedescribed offsets, gave notice of said refusal to Tenant, and demanded the balance of $112,110.94 be paid immediately. Landlord also claimed interest and a late charge on said sum of $112,110.94 under the Lease.

D. Landlord therefore communicated to Tenant its response to Tenant's claimed offsets and concluded that rather than Landlord owing Tenant the $112,110.94 itemized in paragraph B, subparts (i) through (vii) of this agreement, Tenant in fact owed Landlord under paragraph 3 (c), 3 (d), 3 (e), and 3 (f) of the Lease the net sum of $989.15 plus the aforedescribed late charges and interest.

E. On or about February 14, 1985, Tenant paid Landlord the said $112,110.94, and reserved its claims.

F. In May, 1985, the parties met and it was agreed

that all claims of both sides would be resolved.

G. Landlord acknowledges that Tenant has paid all base monthly rent due and owing through and including June 30, 1985.

H. Both parties now desire to memorialize their resolution of the aforedescribed claims, as more particularly described above, without modifying, amending, or changing the full force and effect of Lease and Memorandum save and except for the resolution of the aforedescribed claims.

THEREFORE, in consideration of the mutual promises set forth below, and subject only to the conditions set forth below, the parties make the following agreement:

1. Except as to the claims (hereinafter "disputed claims") listed in this paragraph, the Lease and Memorandum shall remain in full force and effect, and each party reaffirms both of said documents. The "disputed claims" are:

(a) All claims under paragraphs (1) to (3), inclusive, of the Memorandum,

(b) All claims under paragraph 3, all subparagraphs, of the Lease, and

(c) All claims for late charges and interest on the above claims.

2. In settlement of the disputed claims, Tenant shall be, and hereby is, given a credit in the amount of $77,500 against the base monthly rent due under the Lease for the three (3) months commencing July 1, August 1, and September 1, 1985, as follows:

a. Base monthly rent otherwise due July 1, 1985,

is $27,750 and Landlord acknowledges hereby that said rent is paid by subtracting that sum from the $77,500 credit, leaving $49,750 of credit still available to Tenant;

b. Base monthly rent otherwise due August 1, 1985, is $27,750 and Landlord acknowledges hereby that said rent is paid by subtracting that sum from the remaining $49,750 credit, leaving $22,000 of credit still available to Tenant;

c. Base monthly rent otherwise due September 1, 1985, is $27,750 and Landlord acknowledges hereby that a portion of said rent is paid, by subtracting from that sum the remaining $22,000 credit, leaving a balance of rent for the month of September, 1985, still due and owing on September 1, 1985, of $5,750. Tenant agrees that it will pay said $5,750 on September 1, 1985.

3. There currently exist no defaults, events or conditions which upon notice or passage of time or both would become defaults, under the Lease on the part of the Landlord or Tenant except Tenant contends, and Landlord denies, that Landlord is in breach in failing to provide to Tenant the exact usable square footage of the demised premises as provided for in the lease.

4. All improvements to the leased property which the Landlord is obligated to make under the Lease have been completed in accordance with the terms of the Lease and to Tenant's satisfaction and the Landlord is not obligated to make any payments to Tenant under the Lease for leasehold improvements or any other purpose. Tenant is not obligated to Landlord or any

persons under contract with Landlord, such as Landlord's general contractor, to make any payments under the lease for leasehold improvements. Landlord represents, and Tenant relies thereon, that Landlord has a full release from Landlord's general contractor for all work performed by said contractor on the demised premises, and that neither said general contractor nor any subcontractor or materialman has an outstanding mechanic's lien on the demised premises on account of any tenant improvement work done at the direction of Landlord under the lease.

5. Each party hereby releases and discharges the other party from any and all claims, demands or causes of action, whether known or unknown, contingent or otherwise, from the beginning of time to the date of this agreement based upon or arising from the disputed claims, including all rights which may be reserved to the parties by Section 1542 of the Civil Code of the State of California.

6. Both parties acknowledge that they are familiar with the provisions of Section 1542 of the Civil Code of the State of California which reads:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Acting with knowledge of the provisions of Section 1542 of the Civil Code of the State of California all of the parties hereto expressly waive any and all rights which may be reserved to them

by the provisions of said section.

7. Landlord acknowledges that in the negotiation and execution of this agreement, it has been, and is, represented by independent counsel, Simke, Chodos, Silberfeld & Soll, Inc., with whom it has fully discussed the terms and consequences of this agreement. Tenant acknowledges that in the negotiation and execution of this agreement, it has had the opportunity to utilize, but has declined to utilize, the services of independent counsel, and it has been, and is, represented by Lawrence Corsaro, its chief financial officer, with whom it has fully discussed the terms and consequences of this agreement. Each party acknowledges that it executes this agreement of its own free will and under no threat, menace, coercion or duress - whether economic or physical -- from the other. Each party acknowledges that it executes this agreement acting on its independent judgment and upon the advice of counsel, if any, without any representations, expressed or implied, of any kind from the other, except as specifically set forth herein.

8. Landlord and Tenant acknowledge that this agreement in its final form is the result of the combined efforts of Landlord and Tenant, and their respective counsel, if any, and that, should any provision of this agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing this agreement in favor of or against either party hereto, but rather by construing the terms of this agreement fairly and reasonably in accordance with their generally accepted meaning.

9. Landlord and Tenant agree that they are making this Agreement solely for the purpose of resolving the disputed claims which exist between them, and that neither the making of this agreement nor the acceptance of the benefits of this agreement shall be deemed admissions by either party. Landlord and Tenant expressly acknowledge that they enter into this agreement solely for the purpose of buying their peace with each other and terminating potential litigation between themselves on the disputed claims.

10. Should any action be commenced on this agreement, the prevailing party shall be entitled to recover attorney fees and court costs as decided by the court.

11. This agreement shall be binding on the successors and assigns of both parties hereto.

12. This agreement may be executed in one or more counterparts and any copy of this agreement bearing the original or a photocopy of the signatures of each signatory hereto shall be deemed an original.

13. This agreement contains the entire agreement of the parties concerning the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements, negotiations, or discussions thereon.

Dated: 8-16-85 ______________________________
THE PLATT CORPORATION
(Landlord)

Dated: [illegible] ______________________________
DYNAMICS TECHNOLOGY, INC.
(Tenant)

MEMORANDUM OF UNDERSTANDING ①

DATE: April 4, 1984

PARTIES: THE PLATT CORPORATION ("Landlord")
DYNAMICS TECHNOLOGY, INC. ("Tenant")

BACKGROUND:

Concurrently herewith, Landlord has leased to Tenant and Tenant has leased from Landlord certain premises (the "Premises") located in Building R in the Del Amo Business Plaza pursuant to a written lease (the "Lease"). The parties desire to memorialize certain understandings between them relating to the execution of the Lease. Accordingly, the parties agree as follows:

1. As consideration for Tenant's execution of the Lease and provided Tenant has then paid all rent due and required under the Lease, and there is no uncured tenant default under the Lease, Landlord agrees to pay Tenant the sum of $27,750 on the first day of each calendar month commencing on the Rental Commencement Date under the Lease, and continuing through December 31, 1984; provided however, the date of December 31, 1984 shall be extended one day for each day the Rental Commencement Date pursuant to paragraph 3(a)

of the Lease is extended beyond July 1, 1984 for reasons of governmental authority or Space Planner delay as therein provided.

2. As further consideration for Tenant's execution of the Lease, and provided Tenant has paid all rent due and required under the Lease and there is no uncured tenant default under the Lease, if Tenant is required to pay to its current landlord ("Tumanjan") rent for its current occupied premises for any period from June 1, 1984 through September 16, 1984, Landlord agrees to pay on January 1, 1985 to Tenant up to a maximum of $57,750 in reimbursement of such Tumanjan rent.

3. As consideration for Landlord's execution of the Lease, Tenant agrees to prepay on January 1, 1985 six months' rent in the amount of $166,500 in advance.

4. For purposes of the Lease, physical occupancy by the Tenant shall consist of Tenant operating its business in the demised premises with at least thirty (30) employees, with office furniture in place and with an operational telephone system.

THE PLATT CORPORATION

By: ____________________
Gilbert F. Platt, Jr.
Vice President

Landlord

DYNAMICS TECHNOLOGY, INC.

By: ____________________

Tenant